ADMINISTRATION AGREEMENT




     AGREEMENT dated as of October 1, 1994 between ACF
     INDUSTRIES, INCORPORATED, a New Jersey corporation and
     AMERICAN RAILCAR INDUSTRIES, INC., a Missouri corporation.

PAGE

                           TABLE OF CONTENTS

                                                                  Page

1.   Definitions. . . . . . . . . . . . . . . . . . . . . . . . . .  1

2.   Engagement of ACF. . . . . . . . . . . . . . . . . . . . . . .  3

3.   Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

4.   Duties of ACF. . . . . . . . . . . . . . . . . . . . . . . . .  4

5.   Records and Information. . . . . . . . . . . . . . . . . . . .  4

6.   Representations and Warranties . . . . . . . . . . . . . . . .  5

7.   Payments and Fees. . . . . . . . . . . . . . . . . . . . . . .  6
     7.1. Fees. . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     7.2. Manner of Payment . . . . . . . . . . . . . . . . . . . .  6

8.   Events of Default; Remedies. . . . . . . . . . . . . . . . . .  8
     8.1. Events of Default . . . . . . . . . . . . . . . . . . . .  8
     8.2. Remedies Upon Default . . . . . . . . . . . . . . . . . .  9
     8.3. Remedies Cumulative . . . . . . . . . . . . . . . . . . .  9

9.   Force Majeure. . . . . . . . . . . . . . . . . . . . . . . . . 10

10.  Entire Agreement; Modification and Waiver. . . . . . . . . . . 10

11.  Communications . . . . . . . . . . . . . . . . . . . . . . . . 10

12.  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . 11

13.  Severability . . . . . . . . . . . . . . . . . . . . . . . . . 11

14.  Headings and Terms . . . . . . . . . . . . . . . . . . . . . . 12

15.  Disjunctive. . . . . . . . . . . . . . . . . . . . . . . . . . 12

16.  Successors and Assigns . . . . . . . . . . . . . . . . . . . . 12

17.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . 12

<PAGE<
                       ADMINISTRATION AGREEMENT


                 AGREEMENT dated as of October 1, 1994 between ACF INDUSTRIES, INCORPORATED, a New Jersey corporation ("ACF") and
AMERICAN RAILCAR INDUSTRIES, INC., a Missouri corporation ("ARI").

                         W I T N E S S E T H :

          WHEREAS, pursuant to an Asset Transfer Agreement of even date hereto among ACF, ARI and Carl C. Icahn (the "Transfer
Agreement"), ACF has agreed to transfer to ARI certain assets and liabilities, as more fully described therein;

          WHEREAS, in connection with the transfer of such assets to ARI, ARI desires to retain ACF to provide certain administrative services for and on behalf of ARI, and ACF desires to accept such engagement.

          NOW, THEREFORE, the parties hereto, desiring legally to be bound, hereby agree as follows:

          1. Definitions. As used herein, the following terms shall have the following meanings:

          "Accounting and Financial Reporting Services" means general ledger and subsidiary accounting and recordkeeping, cost accounting, budget preparation and auditing and financial, regulatory and tax reporting services.

          "Billing and Accounts Receivable Services" means order entry, credit approval and monitoring, billing, collections, and maintenance of accounts receivable records.

          "Cars" means at any time the covered hopper, tank and other railcars owned or managed by ACF and leased or held for lease at such time.

          "Employee Compensation and Benefits Administration Services" means management of human resources, maintenance of personnel records, regulatory compliance, and administration of benefit plans.

          "Event of Default" shall have the meaning set forth in
Section 9.1 hereof.

PAGE

          "Financial Management Services" means management of banking relations and maintenance of bank accounts, cash receipts and disbursements, cash forecasting and investment of excess funds, and negotiation and issuance of debt.

          "Fleet Management Services" means (i) providing technical and engineering assistance and acting as liaison to regulatory agencies and industry groups, (ii) providing Car repair disposition and processing of Cars through repair facilities so as to effect necessary and proper repairs and maintenance while minimizing out-of-service time, (iii) maintaining proper mechanical Car records for all Cars and (iv) providing purchasing, inventory management and sales of materials used in the repair and maintenance of Cars.

          "Information Processing Services" means systems development programming and maintenance, and data processing, transmission, storage and retrieval.

          "Manufacturing Agreement" means the agreement of even date between ACF and ARI, pursuant to which ACF has agreed to manufacture certain railcar parts and other products for ARI.

          "month" means a calendar month and "year" means a calendar year.

          "Purchasing and Accounts Payable Services" means logistics, requisitioning, vendor selection and purchasing, invoice processing and accounts payable services.

          "Safety and Environmental Services" means the education of employees on safety and safety awareness, review of regulations, performance of environmental and safety audits, and technical assistance in the administration of legal matters involving environmental and safety issues.

          "Secretary and Administrative Services" means legal
compliance and administration, corporate recordkeeping,     and
external communications services.

          "Services" means Treasury Services, Secretary and Administrative Services, Employee Compensation and Benefits, Fleet Management Services, Administration Services, Information Processing Services, Special Products Services, Safety and Environmental Services, insurance and risk management services, general management and strategic planning services, engineering, research and product development, planning and control services, and marketing, sales, order and contract administration and customer service and any one of them, a "Service."

PAGE

          "Servicing Agreement" means the agreement of even date between ACF and ARI, pursuant to which ARI has agreed to perform certain railcar maintenance and repair services to ACF.

          "Special Products Services" means the sale of railcar parts to ACF for use in the production of railcars and to railroad and industrial customers and any administrative services related to such sales.

          "Supply Agreement" means the agreement of even date between ACF and ARI pursuant to which ARI has been engaged to provide certain railcar parts to ACF.

          "Term" means the term of the administration and other obligations of ARI and ACF hereunder, commencing as of the date hereof and continuing until terminated as provided in Section 3 hereof.

     "Treasury Services" means payroll processing, Accounting and Financial Reporting Services, Billing and Accounts Receivable
Services, Financial Management Services and Purchasing and Accounts Payable Services.

          2. Engagement of ACF. ARI hereby engages ACF to provide the Services on behalf of ARI on the terms and conditions set forth herein, and ACF hereby accepts such engagement.

          3. Term. The Term shall commence as of the date hereof and, subject to the provisions of Section 9 hereof, shall continue until the earlier of October 1, 1997 or the date which is ninety (90) days after written notice from ARI to ACF of ARI's desire to terminate all of the Services to be provided by ACF hereunder. In addition, ARI shall be entitled to terminate ACF's obligations hereunder as to less than all of the Services upon ARI's delivery of ninety (90) days prior written notice with respect to the termination of any one or more of such Services. The parties agree that ACF shall cease providing Fleet Management Services, Safety and Environmental Services and Special Products Services on December 31, 1994. The obligations of ACF and ARI under this Agreement arising during the Term of this Agreement will survive the expiration or earlier termination of the Term hereof.

PAGE

          4.     Duties of ACF.

          (a) Subject to the terms and provisions hereof, ACF shall provide or arrange for the provision of the Services to and on behalf of ARI during the Term in the same manner as ACF performs such services on its own behalf.

          (b) ARI shall furnish to ACF all such information as may be necessary to enable ACF to provide the Services.

          (c) Any Services to be provided by ACF under this Agree-ment shall be performed by ACF unless otherwise consented to in writing by ARI.

          5. Records and Information. (a) ACF shall maintain separate, complete and accurate records relating to the Services provided hereunder and all matters covered by this Agreement in the same form and to the same extent as ACF has customarily maintained records in respect of such Services prior to the date hereof.

          (b) ARI shall have the right, at its expense, to examine ACF's books and records relating to the provision by ACF of the Services, and to make copies thereof or extracts therefrom, at any time during normal business hours upon not less than two (2) days prior written notice.

          (c) Upon the expiration or termination of the Term or of the termination by ARI of ACF's obligation with respect to any Service provided hereunder, ACF shall promptly deliver to ARI or its designee originals or copies of any records maintained by ACF in respect of the Services or any such terminated Service and ACF shall reasonably cooperate, at the expense of ARI, with ARI and/or its designees in connection with the transfer of ACF's duties hereunder to a third party so as to ensure, to the extent practicable, an orderly transition to the provision of Services by ARI and/or any such third party.

          (d) Following the expiration of the Term or of the provision of any Service, ACF and ARI shall each provide the other with access to any records maintained by it relating to the Services or any terminated Service for any valid business purpose, including the preparation of financial statements and tax returns, in connection with tax audits and in connection with litigation.

PAGE

          6. Representations and Warranties. Each of ACF and ARI represents and warrants to the other as follows:

          (a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey (in the case of ACF) and Missouri (in the case of ARI). It has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement, to con-summate the transactions contemplated hereby and to perform its obligations hereunder.

          (b) This Agreement has been duly executed and delivered by it and is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforceability may be limited by (A) the effect of bankruptcy, insolvency, reorganization, moratorium, marshalling or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally and (B) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

          (c) Neither the execution and delivery by it of this Agreement nor the performance by it of its obligations hereunder will (A) with or without the giving of notice or the passage of time, or both, violate, or be in conflict with, or permit the termination of, or constitute a default under, or cause the acceleration of the maturity of, any agreement, debt or obli-gations of any nature of it or to which it is a party or bound;
     (B) require the consent of any party to any agreement, instrument or commitment to which it is a party or to which it or its properties is bound; (C) violate any statute or law or any judgment, decree, order, regulation or rule of any court, Regulatory Authority or other governmental authority to which it is subject; or (D) result in the creation of any lien or security interest or other incumbrance on its assets, which in the case of
     (A), (B), (C), or (D) would cause the transactions contemplated by this Agreement not to be consummated or which would have a material adverse effect on the business, financial condition or operations of the other party to this Agreement.

PAGE

          (d) No consent, approval or authorization of, or declaration, filing or registration with, any Regulatory Authority or other governmental agency or authority is required to be made or obtained by it in connection with the execution, delivery and performance of this Agreement, the performance by it of its obligations hereunder or the consummation of the transactions contemplated hereby, the failure of which to have been made or obtained would have a material adverse effect on the ability of such party to perform its obligations hereunder, or on the business, financial condition, or operations of any party to this Agreement.

          7.     Payments and Fees.

          7.1. Fees. For each of the Services provided under this Agreement by ACF, ARI will pay ACF an amount equal to the aggregate direct costs incurred by or on behalf of ACF in connection with the provision of such Services. ACF's direct costs shall include a reasonable allocation of that part of ACF's labor and overhead expenses attributable to the provision of the Services, including the costs of maintaining the employees who provide the Services (collectively, the "Fees"). ACF will invoice ARI no less often than quarterly for all Services performed hereunder, which invoice shall be accompanied by a summary, in reasonable detail, of ACF's calculation of the Fees, which calculation shall be binding upon ARI, absent manifest error. ARI will pay all invoiced amounts within thirty (30) days from the date of invoice.

          7.2. Manner of Payment. (a) ACF shall establish an account on its books in the name of ARI and shall (i) credit such account with all amounts received by ACF from any source as payments to or for the account of ARI (including collections of accounts receivable) and (ii) debit such account for all amounts paid by ACF to or for the account of ARI (including accounts payable) and any Fees due to ACF pursuant to Section 7.1 hereof. Any debit balance in such account shall bear interest at ACF's internal cost of funds, which interest shall be payable by ARI at the same time and in the same manner as the Fees. Any credit balance in such account shall also bear interest at ACF's internal cost of funds, which interest shall be credited to such account by ACF no less often than quarterly.

PAGE

          (b) If, at any time during the Term, ARI shall determine, or if, at any time ARI shall cease to be a member of the group of companies with which ACF is "consolidated" (within the meaning of the Internal Revenue Code of 1986, as amended), ACF shall determine, to discontinue the internal accounting for the amounts described in
Section 7.2 (a) hereof, ARI shall establish one or more deposit accounts in its own name (the "Bank Accounts"). At such time, ACF shall pay to ARI the amount of any credit balance on its books in favor of ARI or, if there shall be a debit balance in ARI' internal account, ARI shall pay to ACF the amount of such debit balance. So long as ACF continues to provide Treasury Services to ARI pursuant to this Agreement, ACF shall be permitted access to and shall have (through its designated employees) signing power with respect to the Bank Accounts for the purpose of making deposits therein and making payments therefrom for ARI's account. From and after the time that the Bank Accounts have been established until ACF ceases to perform Treasury Services pursuant to this Agreement, ACF shall deposit in the Bank Accounts all amounts received by ACF from any source as payments to or for the account of ARI (including collections of accounts receivable) and shall pay from such account all amounts paid by ACF to or for the account of ARI (including accounts payable) and shall have the right to withdraw from the Bank Accounts the amount of any Fees when due to ACF. At any time there shall be insufficient funds in the Bank Account to pay any amounts required to be paid by ACF for ARI's account or to pay Fees, ACF may, at its option, either require that ARI deposit in the Bank Accounts any amounts which are in excess of the balance in the Bank Accounts which are required to cover such amounts or, at the request of ARI, advance such amounts to ARI; provided, however, that the foregoing clause shall not be construed as an obligation of ACF to make such advances. In the event that ACF advances any amounts to ARI, such advance shall be treated as a demand loan and shall bear interest at ACF's internal cost of funds, which interest shall be payable at the same time and in the same manner as the Fees.

          (c)     During the period that ACF provides Treasury
Services to ARI pursuant to this Agreement, ACF shall provide ARI with a calendar monthly statement of all amounts received or paid by ACF for the account of ARI.

PAGE

          (d) During the period that ACF provides Treasury Services to ARI pursuant to this Agreement, all amounts due from or to ARI under any of the Supply Agreement, the Services Agreement or the Manufacturing Agreement shall be processed by ACF in the same manner as it processes all other of ARI's accounts receivable or accounts payable, as the case may be, pursuant to this Agreement. Upon the termination of the provision of Treasury Services, all amounts payable or receivable by ARI and ACF pursuant to the above listed Agreements shall be paid pursuant to the terms of such Agreements.

          8.     Events of Default; Remedies.

          8.1. Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under this
Agreement:

                 (a) The failure by ARI to pay when due any amount payable by it hereunder unless such failure shall have been remedied within ten (10) days after receipt by the defaulting party of notice thereof from the other party;

                 (b) default shall be made in the due observance or performance of any covenant (other than a covenant to make payments referred to in clause (a) hereof) to be observed or performed by ARI or ACF hereunder, and such default shall not have been remedied within thirty (30) days after receipt by the defaulting party of notice thereof from the other party hereto;

                 (c) the commencement of any case or proceeding against either party (A) under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) seeking to adjudge such party a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of such party under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of such party or of any substantial part of the property of, or ordering the winding up or liquidation of the affairs of such party, and (i) the entry of an order for relief in any of the foregoing or any such adjudication or appointment shall occur or (ii) the continuance of any such case or proceeding undismissed, undischarged or unbonded for a period of 60 consecutive days; or

PAGE

                 (d) the commencement by either party of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of such party in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against such party, or the filing of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by either party to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trust, sequestrator or similar official of such party or of any substantial part of it's property, or the making by it of an assignment for the benefit of creditors, or the admission by such party in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by it in furtherance of any such action;

                 (e) Any representation or warranty made herein, shall prove to have been false or misleading as of the time made or furnished in any material respect.

          8.2. Remedies Upon Default. Upon the occurrence and during the continuation of any Event of Default, the non-defaulting party, in its sole discretion, may (i) terminate the Term by notice to the defaulting party, which termination shall be effective as of the date of such notice or such later date, in the discretion of the non-defaulting party, as such notice may specify, (ii) proceed by appropriate court action to enforce performance of this Agreement by the defaulting party and/or (iii) sue to recover actual direct damages (including lost revenues but not consequential damages) which result from a breach hereof, and such defaulting party shall bear the other party's costs and expenses, including reasonable attorney's fees, in securing such enforcement or damages.

          8.3. Remedies Cumulative. Each and every right, power and remedy herein specifically given to ACF or ARI shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law or in equity, and each and every right, power and remedy may be exercised from time to time and simultaneously and as often and in such order as may be deemed expedient by ACF or ARI. All such rights, powers and remedies shall be cumulative, and the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of the ACF or ARI

PAGE
in the exercise of any such right, power or remedy and no extension of time for any payment due hereunder shall impair any such power or shall be construed to be a waiver of any default or an acquiescence therein. Any extension of time for payment hereunder or other indulgence duly granted by either the ACF to ARI or ARI to ACF shall not otherwise alter or affect the respective rights and obligations of the ACF and ARI. The acceptance of any payment of the ACF or ARI after it shall have become due hereunder shall not be deemed to alter or affect the respective rights and obligations of the ACF and ARI with respect to any subsequent payments or defaults hereunder.

          9. Force Majeure. Neither party hereto shall be deemed to be in breach or in violation of this Agreement if such party is prevented from performing any of its obligations hereunder for any reason beyond its reasonable control, including, without limitation, acts of God, riots, strikes, fires, storms, wars, insurrections, public disturbances or any regulation of any Federal, state or local government or any agency thereof.

          10. Entire Agreement; Modification and Waiver. This Agreement (including the recitals herein and any schedules or exhibits hereto, each of which is an integral part of this Agreement) sets forth the entire agreement and understanding between the ACF and ARI with respect to the subject matter hereof. This Agreement may not be changed, altered, modified or amended in any respect without a writing to that effect, signed by both of the parties hereto. Failure of a party to enforce one or more of the provisions of this Agreement or to exercise any option or other rights hereunder or to require at any time performance of any of the obligations hereof shall not in any manner be construed (a) to be a waiver of such provisions by such party, (b) to affect the validity of this Agreement or such party's right thereafter to enforce each and every provision of this Agreement, or (c) to preclude such party from taking any other action at any time which it would be legally entitled to take.

          11. Communications. All notices, requests, demands, consents, approvals, reports, statements and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) upon receipt when delivered by hand, overnight delivery service or facsimile transmission with respect to which receipt has been acknowledged or (b) three (3) business days after mailing, by registered or certified mail, postage prepaid, return receipt requested, and addressed to the party for whom intended at the following addresses or such changed address as such parties may have fixed by notice:

          To ACF:

          ACF Industries, Incorporated
          3301 Rider Trail South
          Earth City, Missouri  63045-1393
          Attention:  Chief Financial Officer
          Telecopy no.: (314) 344-4216
          Telephone no.:  (314) 344-4500

          To ARI:

          American Railcar Industries, Inc.
          3301 Rider Trail South, Suite 234
          Earth City, Missouri 63045-1393
          Attention:  President
          Telecopy no.: (314) 344-4213
          Telephone no.:  (314) 344-4200

provided, however, that any notice of change of address shall be effective only upon receipt.

          12. Governing Law. In accordance with Section 5-1401 of the New York General Obligation Law, the parties hereto agree that this Agreement shall be governed by and construed and enforced under the laws of the State of New York.

          13. Severability. Any provision of this Agreement that may be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof so long as the economic or legal substance of the transactions contemplated thereby is not affected in any manner adverse to any party. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereby waive any provision of law that renders any provision of this Agreement prohibited or unenforceable in any respect. In addition, in the event of any such prohibition or unenforceability, the parties agree that it is their intention and agreement that any such provision which is held or determined to be prohibited or unenforceable, as written, in any jurisdiction shall nonetheless be in force and binding to the fullest extent permitted by the law of such jurisdiction as though such provision had been written in such a manner and to such an extent as to be enforceable therein under the circumstances.

PAGE

          14. Headings and Terms. Headings to Sections contained herein are for convenience and reference purposes only and are not to be given any substantive effect or meaning. Any term herein defined in the singular shall have a corresponding meaning when used in the plural and the converse applies.

          15. Disjunctive. As used in this Agreement, unless the context requires otherwise, the word "or" shall have the conjunctive as well as disjunctive meaning and refers to alternatives that are not necessarily exclusive. As used in this Agreement, references to "include" and similar terms shall be construed as if followed by the phrase "without limitation."

          16. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that no assignment hereof by ACF or ARI or transfer of any party's rights or obligations hereunder whether by operation or law or otherwise shall be valid and effective as against ARI or ACF without the prior consent of both ARI and ACF which consent shall not be unreasonably withheld.

          17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

PAGE

          IN WITNESS WHEREOF, the parties hereto have executed this Administration Agreement as of the date first above written.

                         ACF INDUSTRIES, INCORPORATED



                         By: /s/ James J. Unger



                         AMERICAN RAILCAR INDUSTRIES, INC.



                         By: /s/ Roger Wynkoop